EXHIBIT 99

Gander Mountain Company Revises Outlook for Fiscal 2004

MINNEAPOLIS, November 9, 2004 — Gander Mountain Company (Nasdaq: GMTN) today lowered its outlook for pretax income for fiscal 2004 to a range of $8 million to $13 million, compared with the company’s prior guidance of $16 million to $21 million. The company reported pretax income of $1.5 million in fiscal 2003. The company also said that it expects its comparable store sales comparison for the year to be slightly negative, versus prior guidance of a  three- to five-percent gain. Last year’s comparable store sales increase was 11.5 percent. Total revenue for the 2004 fiscal year is now expected to be in the range of $640 million to $670 million, compared with $490 million in the prior year.

The company expects to report that total revenue in the third quarter increased 24 percent to approximately $178 million, reflecting the addition of new stores, while comparable store sales declined 7.5 percent compared with an increase of 12.5 percent in the third quarter of the previous year. The company expects to report that year-to-date comparable store sales declined 0.7 percent.

In revising its outlook, the company cited weaker-than-anticipated sales, resulting in part from the impact of unseasonably warm weather on sales of outerwear and footwear. In addition, co-branded credit card promotions in 2004 were not as effective in driving sales of high-ticket items as the 2003 promotions, when the credit card program was introduced.

“We are disappointed in the sales performance of our stores.  However, we expect to report modestly positive income for the third quarter as a result of reacting to the sales environment and effectively managing our operating costs and inventory levels,” said Mark Baker, president and CEO.  “In addition, by the end of the third quarter we had opened 19 new stores during the year, up from our original plan of 15, and each opened on time and on budget.”

The company’s third-quarter earnings release is scheduled for Wednesday, November 17, prior to the market open. A conference call to discuss the third-quarter results and the outlook for the fourth quarter will be held November 17 at 8:00 a.m. Central Time. The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call and will remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company, headquartered in Minneapolis, Minnesota, is a leading specialty retailer that serves the needs of outdoor lifestyle enthusiasts, with a particular focus on hunting, fishing and camping.  Focused on a “We Live Outdoors” culture, Gander Mountain stores offer competitively priced national, regional and owned brand outdoor equipment, accessories, related technical apparel and footwear.  There are currently 82 Gander Mountain outdoor lifestyle stores in 14 states.  For the nearest Gander Mountain store location, call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risk Factors” section of the final prospectus relating to our initial public offering, as filed with the SEC, as well as in our subsequent reports filed with the SEC, which are available at our website at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:	Shannon Burns
Director of Investor Relations
952-830-1690

Sharon K. Link
Senior Vice President, Finance and Administration
952-830-8000

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